Exhibit 10.5

SECOND AMENDMENT TO RETIREMENT BENEFIT AGREEMENT

This Second Amendment, dated as of December 11, 2008, amends the Retirement Benefit Agreement dated as of March 4, 1998 between General Dynamics Corporation (the “Corporation”) and David A. Savner (“the Executive”), as amended by the Amendment to Retirement Benefit Agreement dated as of June 7, 2007 (together the “Agreement”).

The Agreement is hereby amended to insert a new Section 12 as follows:

Section 12. SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Corporation for purposes of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Retirement Benefit Agreement to be executed, and the Executive has executed this Second Amendment to the Retirement Benefit Agreement as of the date first above written.

GENERAL DYNAMICS CORPORATION

/s/ Millie A. Miller	By:	/s/ Walter M. Oliver
Witness		Walter M. Oliver, Senior Vice President, Human Resources & Administration

/s/ Julie P. Aslaksen		/s/ David A. Savner
Witness		David A. Savner